Merrill Lynch Emerging Markets Debt Fund, Inc.

File No. 811-7794

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 31, 2000, Merrill Lynch Emerging Markets Debt Fund, Inc.
(the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Worldwide DollarVest Fund, Inc. ("Worldwide
DollarVest"), File No. 811-7127.

At meetings of the Boards of Directors of the Registrant and Worldwide DollarVest, the Boards of Directors approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Worldwide DollarVest by the Registrant solely in exchange for an equal aggregate value of newly issued shares and the subsequent distribution of such corresponding shares to the shareholders of Worldwide
DollarVest; and (ii) the subsequent termination of Worldwide DollarVest's registration as an investment company and dissolution of Worldwide DollarVest in accordance with the laws of the State of Maryland.

On May 18, 2000, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-37288 and 811-7794) (the "N-14
Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Worldwide
DollarVest.
Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on July 12, 2000. The N-14
Registration Statement as so amended was declared effective by the Commission on July 12, 2000.

On August 23, 2000, the shareholders of the Registrant and Worldwide DollarVest approved the Reorganization at a special meeting of shareholders held for that purpose. On
November 6, 2000 (the "Reorganization Date"), pursuant to the Agreement, Worldwide DollarVest transferred assets valued at $38,854,022.41 to the Registrant and received in exchange 6,373450.333 newly-issued Class A shares. Such shares were then distributed to the shareholders of Worldwide DollarVest on that date in proportion to each shareholder's interest in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Worldwide DollarVest with the Securities and Exchange Commission.